Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER 2021 RESULTS

●	2Q21 EPS of $3.71 vs. $0.76 in 2Q20
●	2Q21 Net Income of $162.5 million vs. $32.8 million in 2Q20
●	2Q21 EBITDA of $254.3 million vs. $86.2 million in 2Q20
●	Year-over-year increase in consolidated operating income driven primarily by China service strength
●	Domestic tradelane volumes in 2Q21 well above pandemic low volumes in 2Q20; strong Hawaii volume as tourism and economy rebounds from pandemic lows

HONOLULU, Hawaii (July 29, 2021) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $162.5 million, or $3.71 per diluted share, for the quarter ended

June 30, 2021. Net income for the quarter ended June 30, 2020 was $32.8 million, or $0.76 per diluted share. Consolidated revenue for the second quarter 2021 was $874.9 million compared with $524.1 million for the second quarter 2020.

“Matson’s Ocean Transportation and Logistics businesses continued to perform well in the second quarter as the U.S. economy further recovers from the pandemic,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its expedited CLX and CLX+ ocean services, which was the primary driver of the increase in consolidated operating income year-over-year. The supply chain environment continues to be marked by widespread congestion and pressure points at critical junctures for both ocean and overland transportation. We remain focused on what Matson does best, which is maintaining reliable tradelane services and helping our customers in Ocean Transportation and Logistics manage through this unique and difficult period of congestion.”

Mr. Cox added, “In our domestic ocean tradelanes, we continued to see improving demand as the local economies further reopen with meaningfully higher year-over-year volumes compared to the pandemic volume lows in the second quarter of last year. In Hawaii, we experienced elevated westbound freight demand as the state’s tourism and economy rebounded sharply from the pandemic lows. In Logistics, operating income increased year-over-year compared to the pandemic low operating income achieved in the year ago period as we continued to see elevated goods consumption and inventory restocking in addition to favorable supply and demand fundamentals in our core markets.”

Second Quarter 2021 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the second quarter 2021 was 9.9 percent higher year-over-year. The increase was primarily due to higher retail and hospitality-related demand due to the reopening of the Hawaii economy compared to the pandemic low in the year ago period, partially offset by volume associated with the dry-docking of a competitor’s vessel in the year ago period. Domestic visitor travel to the state accelerated since the beginning of the year and the local economy continued to reopen with COVID-19 vaccinations, leading to a sharp rebound in Hawaii’s tourism industry and economy. The economic recovery in the state is on a cautiously optimistic trajectory due to improving tourism and unemployment trends.

In China, the Company’s container volume in the second quarter 2021 increased 59.1 percent year-over-year. The increase was primarily due to incremental volume from the CLX+ service in addition to higher volume in the CLX service as a result of our increased capacity in the tradelane. The total number of eastbound voyages in the China service increased by nine year-over-year of which six were from incremental CLX+ voyages and three from extra loaders. Volume demand in the quarter was driven by e-commerce, garments and other goods. Matson continued to realize a significant rate premium in the second quarter 2021 and achieved average freight rates that were considerably higher than in the year ago period. Currently in the Transpacific tradelane, supply chain congestion continues, and consumption trends remain elevated. We expect these conditions to remain in place and lead to a high level of demand at least until Lunar New Year in the first quarter of 2022. As a result of the exceptional level of demand for our expedited Transpacific services, Matson recently announced the initiation of our CCX service as a seasonal string with Matson-owned vessels from China to the U.S. West Coast with Oakland as the first call. Consequently, we expect our vessels in the CLX, CLX+ and CCX services to be operating at capacity at least until Lunar New Year next year.

In Guam, the Company’s container volume in the second quarter 2021 increased 35.7 percent year-over-year primarily due to higher retail-related demand compared to the pandemic low in the year ago period as well as volume attributable to a competitor’s schedule issues. The economic recovery trajectory in Guam remains uncertain as the economy recovers slowly and tourism remains constrained.

In Alaska, the Company’s container volume for the second quarter 2021 increased 15.2 percent year-over-year due to higher northbound volume primarily due to (i) higher retail-related demand compared to the pandemic low in the year ago period, (ii) higher southbound volume and (iii) the addition of volume from the Alaska-Asia Express service, partially offset by one less northbound sailing. In the near-term, we expect improving economic trends in Alaska, but the recovery’s trajectory continues to remain uncertain.

The contribution in the second quarter 2021 from the Company’s SSAT joint venture investment was $12.8 million, or $9.1 million higher than the second quarter 2020. The increase was driven by higher lift volume.

Logistics: In the second quarter 2021, operating income for the Company’s Logistics segment was $12.9 million, or $4.0 million higher compared to the pandemic low operating income achieved in the second quarter 2020. The increase was due primarily to higher contributions from transportation brokerage, freight forwarding and supply chain management as a result of elevated goods consumption and inventory restocking in addition to favorable supply and demand fundamentals in our core markets.

Results By Segment

Ocean Transportation — Three months ended June 30, 2021 compared with 2020

	Three Months Ended June 30,
(Dollars in millions)	2021	2020	Change
Ocean Transportation revenue	$682.9	$410.8	$272.1	66.2%
Operating costs and expenses	(481.9)	(368.5)	(113.4)	30.8%
Operating income	$201.0	$42.3	$158.7	375.2%
Operating income margin	29.4%	10.3%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	39,800	36,200	3,600	9.9%
Hawaii automobiles	12,700	8,200	4,500	54.9%
Alaska containers	19,700	17,100	2,600	15.2%
China containers	43,600	27,400	16,200	59.1%
Guam containers	5,700	4,200	1,500	35.7%
Other containers (2)	5,200	3,900	1,300	33.3%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $272.1 million, or 66.2 percent, during the three months ended June 30, 2021, compared with the three months ended June 30, 2020. The increase was primarily due to higher revenue in China and Hawaii, higher fuel-related surcharge revenue and higher revenue in Alaska and Guam.

On a year-over-year FEU basis, Hawaii container volume increased 9.9 percent primarily due to higher retail and hospitality-related demand due to the reopening of the Hawaii economy compared to the pandemic low in the year ago period as a result of the state’s COVID-19 mitigation efforts, including restrictions on tourism, partially offset by volume associated with the dry-docking of a competitor’s vessel in the year ago period; Alaska volume increased 15.2 percent due to higher northbound volume primarily due to higher retail-related demand compared to the pandemic low in the year ago period as a result of the state’s COVID-19 mitigation efforts, higher southbound volume and the addition of volume from the Alaska-Asia Express service, partially offset by one less northbound sailing; China volume was 59.1 percent higher primarily due to incremental volume from the CLX+ service in addition to higher volume in the CLX service as a result of our increased capacity in the tradelane; Guam volume was 35.7 percent higher primarily due to higher retail-related demand compared to the pandemic low in the year ago period as a result of the island’s COVID-19 mitigation measures as well as volume attributable to a competitor’s schedule issues; and Other containers volume increased 33.3 percent primarily due to higher volume in Okinawa.

Ocean Transportation operating income increased $158.7 million during the three months ended June 30, 2021, compared with the three months ended June 30, 2020. The increase was primarily due to higher contributions from the China and Hawaii services and SSAT, partially offset by higher vessel operating costs, higher terminal handling costs and higher depreciation.

The Company’s SSAT terminal joint venture investment contributed $12.8 million during the three months ended June 30, 2021, compared to a contribution of $3.7 million during the three months ended June 30, 2020. The increase was driven by higher lift volume.

Ocean Transportation — Six months ended June 30, 2021 compared with 2020

	Six Months Ended June 30,
(Dollars in millions)	2021	2020	Change
Ocean Transportation revenue	$1,243.4	$811.7	$431.7	53.2%
Operating costs and expenses	(928.3)	(761.5)	(166.8)	21.9%
Operating income	$315.1	$50.2	$264.9	527.7%
Operating income margin	25.3%	6.2%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	75,500	71,700	3,800	5.3%
Hawaii automobiles	23,400	21,500	1,900	8.8%
Alaska containers	37,000	35,300	1,700	4.8%
China containers	84,700	40,300	44,400	110.2%
Guam containers	10,700	9,100	1,600	17.6%
Other containers (2)	9,200	8,000	1,200	15.0%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $431.7 million, or 53.2 percent, during the six months ended June 30, 2021, compared with the six months ended June 30, 2020. The increase was primarily due to higher revenue in China, Hawaii and Guam.

On a year-over-year FEU basis, Hawaii container volume increased 5.3 percent primarily due to higher retail and hospitality-related demand due to the reopening of the Hawaii economy compared to the negatively impacted volume in the year ago period as a result of the pandemic and the state’s COVID-19 mitigation efforts, partially offset by volume associated with the dry-docking of a competitor’s vessel in the second quarter of last year; Alaska volume increased by 4.8 percent due to higher northbound volume primarily due to higher retail-related demand compared to the negatively impacted volume in the year ago period as a result of the pandemic and the state’s COVID-19 mitigation efforts, higher southbound volume and the addition of volume from the Alaska-Asia Express service, partially offset by two less northbound sailings; China volume was 110.2 percent higher primarily due to incremental volume from the CLX+ service in addition to higher volume on the CLX service as a result of increased capacity in the tradelane; Guam volume was 17.6 percent higher primarily due to higher retail-related demand compared to the negatively impacted volume in the year ago period as a result of the pandemic and the island’s COVID-19 mitigation measures as well as volume attributable to a competitor’s schedule issues; and Other container volume increased 15.0 percent primarily due to higher volume in Okinawa.

Ocean Transportation operating income increased $264.9 million during the six months ended June 30, 2021, compared with the six months ended June 30, 2020. The increase was primarily due to higher contributions from the China and Hawaii services and SSAT, partially offset by higher vessel operating costs, higher terminal handling costs and higher depreciation.

The Company’s SSAT terminal joint venture investment contributed $22.0 million during the six months ended June 30, 2021, compared to a contribution of $7.7 million during the six months ended June 30, 2020. The increase was largely attributable to higher lift volume.

Logistics — Three months ended June 30, 2021 compared with 2020

	Three Months Ended June 30,
(Dollars in millions)	2021	2020	Change
Logistics revenue	$192.0	$113.3	$78.7	69.5%
Operating costs and expenses	(179.1)	(104.4)	(74.7)	71.6%
Operating income	$12.9	$8.9	$4.0	44.9%
Operating income margin	6.7%	7.9%

Logistics revenue increased $78.7 million, or 69.5 percent, during the three months ended June 30, 2021, compared with the three months ended June 30, 2020. The increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $4.0 million, or 44.9 percent, for the three months ended June 30, 2021, compared with the three months ended June 30, 2020. The increase was primarily due to higher contributions from transportation brokerage, freight forwarding and supply chain management.

Logistics — Six months ended June 30, 2021 compared with 2020

	Six Months Ended June 30,
(Dollars in millions)	2021	2020	Change
Logistics revenue	$343.3	$226.3	$117.0	51.7%
Operating costs and expenses	(324.3)	(212.3)	(112.0)	52.8%
Operating income	$19.0	$14.0	$5.0	35.7%
Operating income margin	5.5%	6.2%

Logistics revenue increased $117.0 million, or 51.7 percent, during the six months ended June 30, 2021, compared with the six months ended June 30, 2020. The increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $5.0 million, or 35.7 percent, for the six months ended June 30, 2021, compared with the six months ended June 30, 2020. The increase was due primarily to higher contributions from transportation brokerage, freight forwarding and supply chain management.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $3.0 million from $14.4 million at December 31, 2020 to $17.4 million at June 30, 2021. Matson generated net cash from operating activities of $238.8 million during the six months ended June 30, 2021, compared to $140.6 million during the six months ended June 30, 2020. Capital expenditures totaled $101.3 million for the six months ended June 30, 2021, compared with $50.5 million for the six months ended June 30, 2020. Total debt decreased by $98.6 million during the six months to $661.5 million as of June 30, 2021, of which $596.5 million was classified as long-term debt.

Under the recently amended debt agreements, as of June 30, 2021 Matson had available borrowings under its revolving credit facility of $641.9 million and a leverage ratio per the amended debt agreements of approximately 0.9x.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.30 per share payable on September 2, 2021 to all shareholders of record as of the close of business on August 5, 2021.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Thursday, July 29, 2021
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through August 5, 2021 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 6564633. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, capital expenditures, vessel deployments, duration and availability of vessel charters, vessel transit times, organic growth opportunities, lift volumes at SSAT, demand for our expedited Transpacific services, seasonality of the CCX service, supply and demand dynamics in the Transpacific tradelane, supply chain congestion and pressure points, consumption trends, retail and e-commerce demand, tourism levels, unemployment trends, economic recovery and drivers in Hawaii, Alaska and Guam, volume levels, and the financial effects of the Maunalei transaction. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation and regulations, including regulations related to greenhouse gas emissions and other environmental laws and regulations; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2021	2020	2021	2020
Operating Revenue:
Ocean Transportation	$682.9	$410.8	$1,243.4	$811.7
Logistics	192.0	113.3	343.3	226.3
Total Operating Revenue	874.9	524.1	1,586.7	1,038.0

Costs and Expenses:
Operating costs	(615.6)	(426.3)	(1,160.3)	(874.6)
Income from SSAT	12.8	3.7	22.0	7.7
Selling, general and administrative	(58.2)	(50.3)	(114.3)	(106.9)
Total Costs and Expenses	(661.0)	(472.9)	(1,252.6)	(973.8)

Operating Income	213.9	51.2	334.1	64.2
Interest expense	(5.5)	(8.2)	(12.8)	(16.8)
Other income (expense), net	1.5	1.5	2.9	2.1
Income before Income Taxes	209.9	44.5	324.2	49.5
Income taxes	(47.4)	(11.7)	(74.5)	(12.9)
Net Income	$162.5	$32.8	$249.7	$36.6

Basic Earnings Per Share	$3.74	$0.76	$5.75	$0.85
Diluted Earnings Per Share	$3.71	$0.76	$5.70	$0.85

Weighted Average Number of Shares Outstanding:
Basic	43.5	43.1	43.4	43.0
Diluted	43.8	43.3	43.8	43.3

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In millions)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$17.4	$14.4
Other current assets	385.3	291.5
Total current assets	402.7	305.9
Long-term Assets:
Investment in SSAT	50.1	48.7
Property and equipment, net	1,715.8	1,689.9
Goodwill	327.8	327.8
Intangible assets, net	186.5	192.0
Other long-term assets	353.3	336.3
Total long-term assets	2,633.5	2,594.7
Total assets	$3,036.2	$2,900.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$65.0	$59.2
Other current liabilities	467.3	452.3
Total current liabilities	532.3	511.5
Long-term Liabilities:
Long-term debt, net of deferred loan fees	581.5	685.6
Deferred income taxes	404.9	389.6
Other long-term liabilities	344.7	352.7
Total long-term liabilities	1,331.1	1,427.9

Total shareholders’ equity	1,172.8	961.2
Total liabilities and shareholders’ equity	$3,036.2	$2,900.6

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In millions)	2021	2020
Cash Flows From Operating Activities:
Net income	$249.7	$36.6
Reconciling adjustments:
Depreciation and amortization	67.9	55.6
Amortization of operating lease right of use assets	49.2	35.6
Deferred income taxes	15.2	11.4
Share-based compensation expense	9.5	6.1
Income from SSAT	(22.0)	(7.7)
Distribution from SSAT	21.0	7.8
Other	(1.0)	0.5
Changes in assets and liabilities:
Accounts receivable, net	(60.2)	(9.3)
Deferred dry-docking payments	(17.4)	(7.6)
Deferred dry-docking amortization	12.6	11.8
Prepaid expenses and other assets	(38.7)	25.2
Accounts payable, accruals and other liabilities	3.7	14.0
Operating lease liabilities	(47.1)	(36.0)
Other long-term liabilities	(3.6)	(3.4)
Net cash provided by operating activities	238.8	140.6

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	—	(16.5)
Other capital expenditures	(101.3)	(34.0)
Proceeds from disposal of property and equipment	1.7	15.4
Cash deposits into Capital Construction Fund	(31.2)	(97.1)
Withdrawals from Capital Construction Fund	31.2	97.1
Net cash used in investing activities	(99.6)	(35.1)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	—	325.5
Repayments of debt	(26.8)	(192.8)
Proceeds from revolving credit facility	241.9	411.5
Repayments of revolving credit facility	(313.7)	(612.6)
Payment of financing costs	(3.0)	(18.5)
Proceeds from issuance of capital stock	—	0.1
Dividends paid	(20.2)	(19.1)
Tax withholding related to net share settlements of restricted stock units	(14.4)	(5.5)
Net cash used in financing activities	(136.2)	(111.4)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	3.0	(5.9)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	19.7	28.4
Cash, Cash Equivalents and Restricted Cash, End of the Period	$22.7	$22.5

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$17.4	$19.5
Restricted Cash	5.3	3.0
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$22.7	$22.5

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$10.4	$17.9
Income tax payments and (refunds), net	$75.2	$(21.0)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$7.7	$4.6
Accrued dividends	$13.2	$10.0

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

June 30,
(In millions)	2021
Total Debt (1):	$661.5
Less: Cash and cash equivalents	(17.4)
Net Debt	$644.1

EBITDA RECONCILIATION

	Three Months Ended
	June 30,			Last Twelve
(In millions)	2021	2020	Change	Months
Net Income	$162.5	$32.8	$129.7	$406.2
Add: Income taxes	47.4	11.7	35.7	127.5
Add: Interest expense	5.5	8.2	(2.7)	23.4
Add: Depreciation and amortization	32.9	27.8	5.1	122.8
Add: Dry-dock amortization	6.0	5.7	0.3	25.9
EBITDA (2)	$254.3	$86.2	$168.1	$705.8

	Six Months Ended
	June 30,
(In millions)	2021	2020	Change
Net Income	$249.7	$36.6	$213.1
Add: Income taxes	74.5	12.9	61.6
Add: Interest expense	12.8	16.8	(4.0)
Add: Depreciation and amortization	65.2	54.6	10.6
Add: Dry-dock amortization	12.6	11.8	0.8
EBITDA (2)	$414.8	$132.7	$282.1

(1)	Total Debt is presented before any reduction for deferred loan fees as required by GAAP.
(2)	EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.